Exhibit 10.56

EXTENSION AGREEMENT

This EXTENSION AGREEMENT ("Agreement") made as of the 3rd day of December, 2009, is entered into by and between Thomas Johnson, an individual (“Lender”) and Dot VN, Inc., a Delaware corporation (“Borrower").

Recitals

A.
Borrower made, executed and delivered to the order of Lender one certain Corporate Promissory Note (“Note”) dated September 12, 2009, in the principal sum of $18,000.00 with interest payable at the rate of 10% per annum, which Note is due and payable on December 12, 2009 (the “Due Date”).

B.	Borrower and Lender desire to further modify the terms of the Note.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.           The Due Date of the Note is extended to February 28, 2010, at which time the entire amount of principal plus interest at the rate of ten percent (10%) per annum from September 12, 2009, shall be due and payable in full.

2.           Except as provided herein, the terms and provisions of the Note shall remain unchanged and shall remain in full force and effect.  The Note as modified and amended hereby is ratified and confirmed in all respects.

3.           This Agreement may be executed in any number of counterparts.  All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

4.           The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, this Agreement is executed as of the respective dates of acknowledgment but is effective as of the date first above written.

“BORROWER”		“LENDER”
DOT VN, INC.		THOMAS JOHNSON

/s/ Lee Johnson		/s/ Thomas Johnson
By:	Lee Johnson	By:	Thomas Johnson
Its:	CEO